Exhibit 35.5

OFFICER’S CERTIFICATE

Series 2019 CF1

Pursuant to the requirements of the applicable Servicing Agreement for which KeyBank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Primary Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Servicing  and Asset Management of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

8 Spring House Innovation Park Suite 200 Lower Gwynedd, PA 19002 t 215-902-9660 nmrk.com

1.       A review of the Primary Servicer’s activities during the preceding fiscal year (the “Reporting Period”) and of the Primary Servicer’s performance under the Agreement, has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Berkeley Point Capital LLC d/b/a
Newmark Knight Frank

Dated: February 22, 2021

/s/ Ronald Steffenino

Ronald Steffenino
Senior Managing Director
Servicing and Asset Management

Berkeley Point Capital LLC d/b/a Newmark Knight Frank – KeyBank Primary Servicer